10758 W. Centennial Rd. Suite 200 Littleton, CO 80127 Phone: 720.981.4588 Fax: 720.981.5643 www.ur-energy.com

News Release

Ur-Energy Releases 2014 Q1 Results

Littleton, Colorado (PR Newswire – May 1, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) announces it has filed the Company’s Form 10-Q for the quarter ended March 31, 2014 with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com.

During the three months ended March 31, 2014, 198,573 pounds of U3O8 were captured within the Lost Creek plant. 171,233 of those pounds were packaged in drums and 170,216 pounds of the drummed inventory were shipped to the conversion facility where 110,000 pounds were sold to utility customers at an average price of $61.12 per pound. The 2014 Q1 average cost per pound sold, including non-cash costs, was $29.46 (2013Q4 - $34.40). The cash cost per pound sold was $19.38, down from a cash cost last quarter of $21.98.

Wayne Heili, President and CEO of Ur-Energy, observed that “As anticipated, our production numbers rose incrementally, while our production cash costs per pound declined. While we continue to commission our flagship Lost Creek ISR facility, we expect this trend to continue until we reach optimal operating rates. We are identifying production processes which can be modified to achieve greater efficiencies, and are implementing those modifications. We have made significant strides toward our design-level automation, and are introducing refined processes to attain greater efficiencies in our water usage and disposal. These efforts will continue through the coming quarter.”

Inventory, production and sales figures for the Lost Creek Project for Q1 are as follows:

Highlights	Unit	2014 Q1	2013 Q4

Pounds captured within the plant	lb.	198,573	141,190

Pounds packaged in drums	lb.	171,233	131,216

Pounds shipped to conversion facility	lb.	170,216	94,827

Pounds sold	lb.	110,000	90,000
Average spot price [1]	$/lb.	n/a	n/a
Average long-term contract price	$/lb.	$61.12	$62.92
Average price	$/lb.	$61.12	$62.92
Average realized price	$/lb.	$54.43	$55.34
Net sales [2]	$000	$5,987	$4,981

Cash cost per pound sold	$/lb.	$19.38	$21.98
Non-cash cost per pound sold	$/lb.	$10.08	$12.41
Total cost per pound sold	$/lb.	$29.46	$34.40
Cost of sales [3]	$000	$3,240	$3,096

 Notes:

[1]	There were no spot sales in 2013 or the three months ended March 31, 2014.
[2]	Net sales revenues and the average realized price are net of county ad valorem and state severance taxes. 2013 does not include $2,635,000 recognized from the gain on assignment of deliveries under long-term contracts because the additional revenue would distort the average realized price per pound.
[3]	Cost of sales include all production costs adjusted for changes in inventory values.

Cash cost per pound and non-cash cost per pound for produced and sold U3O8 presented in the table above are non-U.S. GAAP measures.  These measure do not have a standardized meaning or a consistent basis of calculation under U.S. GAAP.  These measures are used to assess business performance and may be used by certain investors to evaluate performance.  To facilitate a better understanding of these measures, the tables below present a reconciliation of these measures to the financial results as presented in our financial statements.

Average Price Realized Per Pound Reconciliation	Unit	2014 Q1	2013 Q4

Sales of U3O8	$000	$6,723	$5,663
Ad valorem and severance taxes	$000	$(736)	$(682)
Net U3O8 sales (a)	$000	$5,987	$4,981

Pounds sold (b)	lb.	110,000	90,000

Average price realized per pound (a ÷ b)	$/lb.	$54.43	$55.34

Sales per the statement of operations included in the Form 10-Q, as well as our Form 10-K filed for the year ended December 31, 2013, include revenue from sources other than the sale of U3O8. The sales footnotes in those financial statements separate the U3O8 sales from other revenues. Ad valorem and severance taxes are calculated on the average price per pound of U3O8 that we sell and therefore the amount of the tax will fluctuate depending on the price of U3O8 we receive.  Because of this relationship to the price of U3O8, the taxes are deducted from sales revenues when determining the average realized price per pound sold.  The 2014 Q1 average realized price per pound sold, after deducting the value-based ad valorem and severance taxes, was $54.43 (2013Q4 - $55.34).

Cost Per Pound Sold Reconciliation	Unit	2014 Q1	2013 Q4

Wellfield costs	$000	$2,547	$2,509
Plant costs	$000	$2,404	$2,352
Distribution costs	$000	$152	$33
Inventory change	$000	$(1,863)	($2,053)
Cost of sales (a)	$000	$3,240	$3,096

Pounds sold (b)	lb.	110,000	90,000

Cost per pound sold (a ÷ b)	$/lb.	$29.46	$34.40

The table above reflects both the cash and non-cash costs identified above which are combined as cost of sales in the statement of operations included in our Form 10-Q and the financial statements included with our Form 10-K. Because of having a full quarter of costs in 2013 Q4, including the post-construction commissioning costs, and only a partial quarter of U3O8 sales, the average cost per pound sold was somewhat elevated. As expected, 2014 Q1 costs were relatively consistent with 2013 Q4 while production and sales levels increased over the previous quarter, resulting in a lower average cost per pound sold. We would expect to see this cost decrease further as sales levels reach targeted rates. The 2014 Q1 average cost per pound sold, including non-cash costs, was $29.46 (2013Q4 - $34.40).

Operations Outlook

Project operational rates were intentionally lowered in 2014 Q1 to effectively manage the plant feed rate while we continued to commission the plant, water management and waste water systems. We continued to capture uranium in the processing plant while corrective measures were implemented and we are now in the process of resuming normal operational rates. During the quarter, production head grades continued to exceed technical projections, averaging levels of 179 mg/l U3O8.

As disclosed in our 2013 Form 10-K, 2014 Q1 production was projected to be slightly lower than initially planned as the maintenance of existing systems was conducted to improve plant efficiencies. Maintenance was completed during the quarter and actual production, as expected, was slightly lower than initially planned. During the quarter, we captured 198,573 pounds of U3O8 within the Lost Creek plant.

We also expected the cost per pound sold to decrease between 5% and 15% as production and sales quantities increased. During 2014 Q1, our cost per pound sold decreased from $34.40 in 2013 Q4 to $ 29.46 in 2014 Q1, or approximately 14%. Because we are just now beginning to resume normal operational rates, we expect 2014 Q2 production to again be slightly less than initially planned. However, we anticipate selling approximately 200,000 pounds of U3O8 during the quarter, as compared to 110,000 pounds in 2014 Q1 and 90,000 pounds in 2013 Q4.

Utilizing the physical capacity of the plant to process up to two million pounds of U3O8 annually, we still expect to produce approximately 1.0 million pounds of U3O8 in 2014. Based on the eight long-term contracts we currently have in place, we expect to sell approximately one half of the 2014 production into those contracts at an average price of $52 per pound. The remainder of the sales will be at existing spot prices unless additional contract sales are put in place.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., timing and results of the commissioning efforts at the Lost Creek facility, including consistently achieving nameplate production rates, achieving sales objectives for Q2, and annual production projections) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.